4411 South 40th St., Ste. D11 Phoenix, Arizona 85040

FOR IMMEDIATE RELEASE	Telephone: (602) 437-5400 Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Bradley E. Larson Chief Executive Officer www.MeadowValley.com

Meadow Valley Reports First Quarter Results

     PHOENIX, ARIZONA, May 16, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) today announced financial results for the first quarter of 2005, and reported an increase in backlog at March 31, 2005 compared to backlog at March 31, 2004.

2005 First Quarter Results

     For the quarter ended March 31, 2005, revenue increased to $39.9 million from $39.2 million for the first quarter of 2004. Net income for the first quarter of 2005 was $0.25 million, or $0.06 per diluted share. This compares to net income for the first quarter of 2004 of $0.44 million, or $0.12 per diluted share, which included a pre-tax gain of $1.7 million for the settlement of a claim in New Mexico.

     Construction services revenue increased to $25.9 million for the first quarter of 2005. For the first quarter of 2004, construction services revenue was $25.6 million.

     Construction materials revenue increased to $14.0 million for the first quarter of 2005 from $13.6 million for the first quarter of 2004, primarily reflecting an increase in average unit sales price. Unit volume for the first quarter of 2005 declined by approximately 10% compared to the first quarter of 2004, primarily due to unusually wet weather in January and February, 2005.

     Net cash provided by operating activities increased to $4.9 million for the first quarter of 2005 from $1.7 million for the first quarter of 2004.

     At March 31, 2005, Meadow Valley reported cash and restricted cash of $14.4 million and shareholders’ equity of $12.5 million. This compares to cash and restricted cash of $11.4 million and stockholders’ equity of $12.2 million at March 31, 2004.

Backlog

     Backlog in the construction services segment at March 31, 2005 increased to $81.6 million compared to $53.9 million at March 31, 2004.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in the Las Vegas and Phoenix metropolitan areas.

Forward-Looking Statements

     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, product mix, the timing of new orders and contract awards, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)	#3882

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31,
	2005	2004
Revenue:
Construction services	$25,946,833	$25,577,586
Construction materials	13,979,180	13,591,147

Total revenue	39,926,013	39,168,733

Cost of revenue:
Construction services	25,082,773	24,466,026
Construction materials	12,897,130	12,238,732

Total cost of revenue	37,979,903	36,704,758

Gross profit	1,946,110	2,463,975
General and administrative expenses	1,655,614	1,672,519

Income from operations	290,496	791,456

Other income (expense):
Interest income	177,763	11,947
Interest expense	(91,796)	(84,286)
Other income (expense)	18,060	(20,456)

	104,027	(92,795)

Income before income taxes	394,523	698,661
Income tax expense	(142,028)	(261,998)

Net income	$252,495	$436,663

Basic net income per common share	$0.07	$0.12

Diluted net income per common share	$0.06	$0.12

Basic weighted average common shares outstanding	3,604,555	3,601,250

Diluted weighted average common shares outstanding	3,960,138	3,754,754

MEADOW VALLEY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$13,331,066	$10,164,218
Restricted cash	1,040,913	1,268,449
Accounts receivable, net	19,651,366	22,163,719
Prepaid expenses and other	2,538,564	2,818,395
Inventory, net	1,294,106	871,112
Costs and estimated earnings in excess of billings on uncompleted contracts	1,450,140	449,358
Deferred tax asset	1,455,398	1,597,627

Total current assets	40,761,553	39,332,878
Property, equipment and land, net	21,402,665	21,541,946
Refundable deposits	63,015	21,780
Mineral rights and pit development, net	237,776	252,044
Claims receivable	3,521,080	3,521,080
Other receivables	115,000	115,000

Total assets	$66,101,089	$64,784,728

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$21,807,351	$19,711,571
Accrued liabilities	4,295,423	4,907,554
Notes payable	5,161,044	5,212,187
Obligations under capital leases	526,620	531,746
Billings in excess of costs and estimated earnings on uncompleted contracts	7,828,352	7,219,762

Total current liabilities	39,618,790	37,582,820
Notes payable, less current portion	9,882,128	10,804,017
Obligations under capital leases, less current portion	848,233	981,799
Deferred tax liability	3,243,268	3,243,268

Total liabilities	53,592,419	52,611,904

Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock — $.001 par value; 15,000,000 shares authorized, 3,639,777 and 3,601,250 issued and outstanding	3,640	3,601
Additional paid-in capital	11,026,881	10,943,569
Capital adjustments	(799,147)	(799,147)
Retained earnings	2,277,296	2,024,801

Total stockholders’ equity	12,508,670	12,172,824

Total liabilities and stockholders’ equity	$66,101,089	$64,784,728